Exhibit 3.115

CHARTER

OF

SADISCO OF KENTUCKY, INC.

The undersigned, acting as the incorporator under the Tennessee Business Corporation Act, adopts the following Charter for such corporation:

1. The name of the corporation is SADISCO OF KENTUCKY, INC.

2. The corporation is authorized to issue one thousand (1,000) common shares.

3. The street address and zip code of the corporation’s initial registered office is Winston Place, Suite 104, 104 Eastpark Drive, Brentwood, Williamson County, Tennessee 37027.

4. The corporation’s initial registered office is located in Williamson County, Tennessee.

5. The name of the corporation’s initial registered agent at that office is KURT V. BEASLEY.

6. The name, address, and zip code of the incorporator is KURT V. BEASLEY, Winston Place, Suite 104, 104 Eastpark Drive, Brentwood, Williamson County, Tennessee 37027.

7. The street address and zip code of the principal office of the corporation is 3896 Stuart Lane, Nashville, Davidson County, Tennessee 37218.

8. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (iii) under Section 48-41-304 of the Tennessee Business Corporation Act. If the Tennessee Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. Until the foregoing provisions become effective, the liability of the directors shall be limited to the full extent permitted by law.

9. The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust, or other enterprise (an “indemnitee”). The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office; provided, however, that the Corporation shall not indemnify any such indemnitee (1) in any proceeding by the Corporation against such indemnitee; (2) in the event the board of directors determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct act forth in Section 48-18-502 of the Tennessee Business Corporation Act; or (3) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act.

10. The corporation is for profit.

Dated this 28 day of February, 1997.

INCORPORATOR

/s/ Kurt V. Beasley
Kurt V. Beasley

ARTICLES OF AMENDMENT TO THE CHARTER

OF

SADISCO OF KENTUCKY, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1. The name of the corporation is:

Sadisco of Kentucky, Inc.

2. The text of each amendment adopted is:

Paragraph 1 of the Charter is deleted and the following is:

AUTO DISPOSAL OF BOWLING GREEN, INC.

3. The corporation is a for-profit corporation.

4. The manner for implementation of any exchange, reclassification, or cancellation of issued shares is as follows

NONE

5. The amendment was duly adopted at a meeting of the Directors on the 12th day of April, 2002.

6. This amendment shall be effective upon the filing of these Articles of Amendment to the Charter.

DATED this 11th day of June, 2002.

SADISCO OF KENTUCKY, INC.

By:	/s/ Robert D. Poole
Robert D. Poole, President